Exhibit 99.1

                                                                                                           NEWS

Charter Announces Fourth Quarter and Full Year 2011 Results
Delivered on Strategic Priorities and Executed on Disciplined Financial Strategy

St. Louis, Missouri – February 27, 2012 – Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months and year ended December 31, 2011.

Key highlights:

•
Total customer relationships grew 8,700 in the fourth quarter, compared to a loss of 35,700 in the year-ago quarter. Residential Internet customers grew 67,700, more than double the growth in the year-ago period. Non-video residential customer relationships increased by approximately 48,300 for the quarter, 1.8 times higher than the prior-year.

•
Compared with the prior year, revenues for the fourth quarter grew 2.6% on a pro forma1 basis and 2.8% on an actual basis. Revenues for the full year increased 2.7% on a pro forma basis and 2.1% on an actual basis.

•
Commercial revenues continued to accelerate, growing 21.7% on a pro forma and actual basis for the quarter. Total year commercial revenues increased 19.2% on a pro forma basis and 18.0% on an actual basis, driven by continued growth in small and medium businesses along with a healthy increase in sales to carrier customers.

•	Adjusted EBITDA2 was $686 million and net loss totaled $67 million in the fourth quarter 2011.

•
Free cash flow2 for the quarter was $166 million and cash flows from operating activities were $425 million. Free cash flow for the year was $483 million and cash flows from operating activities were $1.7 billion. During 2011, Charter returned more than $725 million of capital to shareholders by repurchasing 12.7% of outstanding shares.

“This will be an important year for Charter and our customers, and I’m excited to be a part of it,” said Charter’s newly appointed President and Chief Executive Officer, Tom Rutledge. “Charter executed well on its strategic priorities in 2011, as demonstrated by enhanced product offerings, an improved customer relationship trend, and solid financial performance. As we move into 2012, our team is committed to a high standard of customer service delivery and operational excellence in all aspects of our business and to making the right investments for the future. Focusing on these fundamentals provides a real opportunity to grow our business.”

1 Pro forma results are described below in the “Use of Non-GAAP Financial Metrics” section and are provided in the addendum of this news release.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to consolidated net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	December 31,	December 31,
	2011 (a)	2010 (a)	Y/Y Change
Footprint
Estimated Homes Passed Video (b)	11,960,100	11,842,900	1%
% Switched Digital Video	86%	63%	23 ppts
Estimated Homes Passed Internet (b)	11,633,800	11,478,600	1%
% DOCSIS 3.0	93%	57%	36 ppts
Estimated Homes Passed Phone (b)	10,871,000	10,637,700	2%
Customers
Residential Customer Relationships (c)	4,875,100	4,899,800	-1%
Commercial Customer Relationships (c)	362,400	350,100	4%
Total Customer Relationships (c)(e)	5,237,500	5,249,900	0%
Residential Non-Video Customers	784,800	594,000	32%
% Non-Video	16.1%	12.1%	4.0 ppts
Services and Revenue Generating Units (f)
Video (d)	4,090,300	4,305,800	-5%
Internet (g)	3,491,800	3,263,200	7%
Phone (h)	1,791,300	1,721,800	4%
Residential PSUs (i)	9,373,400	9,290,800	1%
Residential PSU / Customer Relationships (c)(i)	1.92	1.90
Video (d)(e)	234,500	241,900	-3%
Internet (g)(j)	162,800	138,500	18%
Phone (h)	78,900	59,900	32%
Commercial PSUs (i)	476,200	440,300	8%
Digital Video RGUs (k)	3,410,400	3,371,300	1%
Total RGUs	13,260,000	13,102,400	1%
Quarterly Net Additions/(Losses) (l)
Video (d)	(45,500)	(62,200)	27%
Internet (g)	67,700	32,700	107%
Phone (h)	27,500	31,400	-12%
Residential PSUs (i)	49,700	1,900
Video (d)(e)	(600)	(4,800)	-88%
Internet (g)	6,800	5,300	28%
Phone (h)	5,100	5,100	0%
Commercial PSUs (i)	11,300	5,600	102%
Digital Video RGUs (k)	9,500	20,000	-53%
Total RGUs	70,500	27,500	156%
Quarterly Residential ARPU
Video (m)	$72.40	$70.34	3%
Internet (m)	$42.61	$41.70	2%
Phone (m)	$40.76	$41.26	-1%
Revenue per Customer Relationship (n)	$106.28	$104.09	2%
Total Revenue per Video Customer (o)	$140.69	$130.08	8%
Residential Penetration Statistics
Video Penetration of Homes Passed Video (p)	34.2%	36.4%	-2.2 ppts
Internet Penetration of Homes Passed Internet (p)	30.0%	28.4%	1.6 ppts
Phone Penetration of Homes Passed Phone (p)	16.5%	16.2%	0.3 ppts
Bundled Penetration (q)	62.3%	60.8%	1.5 ppts
Triple Play Penetration (r)	29.1%	28.2%	0.9 ppts
Digital Penetration (s)	78.9%	74.1%	4.8 ppts
Advanced Digital Penetration (of Digital) (t)	56.5%	52.3%	4.2 ppts
Set-Top-Box per Digital RGU(u)	1.53	1.50

Footnotes
See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

Residential primary service units (“PSUs”) increased by 49,700 in the fourth quarter of 2011 as gains in Internet and phone PSUs more than offset declines in video. We added 48,300 non-video customer relationships in the quarter and continue to see additional opportunities to drive higher penetration, particularly in non-video households. As we continue to emphasize our bundled services, which increase revenue per household and strengthen retention, the percentage of our residential customers subscribing to more than one product grew to 62.3% at December 31, 2011.

In the fourth quarter, residential video customers decreased by 45,500, a 27% improvement compared to a decrease of 62,200 in the fourth quarter of 2010. Single play basic customers decreased by approximately 41,300, nearly all of the video decline. We made significant steps to improve our video product this past year by adding new video content, such as NFL Network, more HD channels, and additional on-line functionality and content. But we continued to be impacted by competition and the economy which more than offset improved retention levels. Video is an important part of our business; and we are focused on reducing customer losses as we expand our product offerings and improve customer experience. At the end of December, 56.5% of our digital customers subscribed to HD and/or DVR services, up from 55.1% in the third quarter of 2011. Video ARPU was $72.40 for the fourth quarter of 2011, up 2.9% year-over-year driven by higher advanced services penetration and select price adjustments.

Our Internet product continues to receive top speed and performance rankings, and we delivered strong Internet results as we again captured share and grew our Internet customer base. We added more than twice as many residential Internet customers year-over-year, gaining 67,700 customers in 2011 compared to 32,700 last year. Approximately 95% of our Internet customers have a broadband plan of 15Mbps or higher with approximately 25% relying on our home networking service. Internet ARPU of $42.61 increased 2.2% compared to the year-ago quarter primarily due to the growth in home networking and speed tiers, as well as price adjustments.

We added 27,500 phone customers during the 2011 fourth quarter, compared to a gain of 31,400 a year ago, and up from 10,900 additions in the third quarter of 2011. We remain focused on aggressively marketing and driving penetration of our phone product, particularly with existing customers, which benefits retention. Phone ARPU of $40.76 decreased approximately 1.2% year-over-year due to increased value-based packages and bundling.

For the twelve months ended December 31, 2011, we saw an improved trend in total customer relationships with a loss of 12,400 compared to 116,500 in 2010, reflecting the progress we’ve made in our strategic initiatives.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended December 31,
	2011 Actual	2010 Pro Forma	Pro Forma % Change	2011 Actual	2010 Actual	% Change

REVENUES:
Video	$892	$915	-2.5%	$892	$913	-2.3%
Internet	442	407	8.6%	442	405	9.1%
Telephone	217	211	2.8%	217	211	2.8%
Commercial	157	129	21.7%	157	129	21.7%
Advertising sales	81	85	-4.7%	81	85	-4.7%
Other	45	41	9.8%	45	41	9.8%
Total revenues	1,834	1,788	2.6%	1,834	1,784	2.8%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (a)	794	749	6.0%	794	747	6.3%
Selling, general and administrative (excluding stock
compensation expense) (b)	354	354	0.0%	354	353	0.3%
Operating costs and expenses	1,148	1,103	4.1%	1,148	1,100	4.4%

Adjusted EBITDA	686	685	0.1%	686	684	0.3%

Adjusted EBITDA margin	37.4%	38.3%		37.4%	38.3%

Capital Expenditures	$327	$261		$327	$261
% Total Revenues	17.8%	14.6%		17.8%	14.6%

Net loss	$(67)	$(70)		$(67)	$(85)
Loss per common share, basic and diluted	$(0.63)	$(0.62)		$(0.63)	$(0.75)

Net cash flows from operating activities	$425	$490		$425	$489
Free cash flow	$166	$244		$166	$243

Footnotes

(a) Operating expenses include programming, service, and advertising sales expenses.
(b) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to consolidated net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenue

Fourth quarter 2011 revenues rose to $1.834 billion, up 2.6% on a pro forma basis and 2.8% on an actual basis compared to the year-ago quarter as we continued to grow our commercial, Internet and phone businesses and increase sales of bundled services.

Fourth quarter 2011 video revenues totaled $892 million, a decrease of 2.5% on a pro forma basis and 2.3% on an actual basis compared to the prior-year period. Video revenues declined as a result of our video customer losses, partially offset by growth in revenues from DVR and high-definition television services. Fourth quarter 2011 Internet revenues were $442 million, up 8.6% on a pro forma basis and 9.1% on an actual basis year-over-year driven by the addition of 228,600 Internet customers and an increase in home networking revenue. Telephone revenues totaled $217 million, up 2.8% on a pro forma and an actual basis over fourth quarter 2010 as we added 69,500 phone customers.

Commercial revenues grew to $157 million, a 21.7% year-over-year increase on a pro forma and actual basis, supported by improved sales productivity, increased line extensions for carrier and small and medium business customers, and strategic investments in DOCSIS 3.0, which also enables us to deliver higher speeds and improved reliability to our commercial customers.

Advertising sales revenues were $81 million for the fourth quarter of 2011, a 4.7% decrease on a pro forma and actual basis compared to the fourth quarter of 2010 which benefited from election-related political advertising offset by a change to account for revenues received from selling advertising for third parties on a gross basis rather than a net basis.

Operating Costs and Expenses

Operating costs and expenses totaled $1.148 billion in the fourth quarter of 2011, an increase of 4.1% compared to the year-ago period on a pro forma basis and 4.4% on an actual basis, primarily related to increases in programming expenses and other operating expenses. Fourth quarter programming expenses increased $31 million on a pro forma basis and $32 million on an actual basis year over year reflecting contractual programming increases and a one-time accrual adjustment benefit in 2010 which did not recur in 2011, partially offset by customer losses in 2011. Other operating expenses increased in the fourth quarter of 2011 primarily related to an increase in costs associated with higher reconnects and a decrease in labor productivity related to the upfront investment in our customer experience transformation. We expect these costs to ultimately benefit us and contribute to our growth in the future. The increase in other operating expenses was also impacted by the changes noted above in accounting for advertising expenses.

Adjusted EBITDA

Adjusted EBITDA was $686 million for the fourth quarter of 2011, essentially unchanged compared to the year-ago quarter on a pro forma basis. Adjusted EBITDA grew 0.3% on an actual basis. Adjusted EBITDA margin declined to 37.4% for the fourth quarter of 2011 compared to adjusted EBITDA margin of 38.3% on a pro forma and actual basis in the year-ago quarter. Margin was impacted by increased customer acquisition activity, as we incurred the costs associated with driving growth, some at lower acquisition price points, and also the programming expense drivers mentioned above. In addition, adjusted EBITDA margin in the 2010 fourth quarter reflected a political advertising benefit.

Net Loss

Net loss was $67 million in the fourth quarter of 2011, compared to $70 million on a pro forma basis and $85 million on an actual basis in the year-ago period. Net loss per common share was $0.63 in the fourth quarter of 2011 compared to $0.62 on a pro forma and $0.75 on an actual basis during the same period last year.

Capital Expenditures

Property, plant and equipment expenditures for the fourth quarter of 2011 were $327 million compared to fourth quarter 2010 expenditures of $261 million on a pro forma and actual basis. The increase was primarily due to investments in support capital to enhance our sales and product capabilities, as well as investments in Internet infrastructure and commercial line extensions.

Cash Flow

Net cash flows from operating activities totaled $425 million, compared to $490 million on a pro forma basis and $489 million on an actual basis in the fourth quarter of 2010. The decrease in net cash flows from operating activities was driven by a $76 million increase in cash paid for interest primarily related to payment timing and higher interest rates as part of refinancings, offset by changes in working capital, excluding changes in accrued interest and liabilities related to capital expenditures, that provided $12 million more cash in 2011 than 2010.

Free cash flow for the fourth quarter of 2011 was $166 million, compared to $244 million on a pro forma basis and $243 million on an actual basis in the same period last year. The decrease was driven by lower net cash flows from operating activities and higher capital expenditures.

Charter continued to be opportunistic in the market in the fourth quarter of 2011, further balancing our maturity profile and taking advantage of lower interest rates to refinance some of our higher cost debt. We entered into a $750 million senior secured Term Loan A due 2017, of which $250 million was drawn at closing, and issued $750 million of 7.375% senior unsecured notes due 2020. The proceeds, along with availability under our revolving credit facility, were used to tender for $407 million of Charter Operating’s 8% senior second lien notes due 2012 (“2012 Notes”), $234 million of Charter Operating’s 10.875% senior second lien notes due 2014 (“2014 Notes”) and $286 million of CCH II, LLC’s 13.5% senior notes due 2016 (“2016 Notes”).

In January and February 2012, Charter executed certain additional financing transactions. The company issued $750 million of 6.625% senior unsecured notes due 2022. The net proceeds of the notes, along with a $500 million delayed draw on the Term Loan A, were used to tender for $300 million of the 2012 Notes, $294 million of the 2014 Notes and $334 million of the 2016 Notes, as well as to repay amounts outstanding under our revolving credit facility.

In addition, during the fourth quarter, we repurchased 7.6 million shares of Class A common stock for $402 million. In December 2011, Charter's board of directors approved the retirement of 14.8 million shares of treasury stock.

Year to Date Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Twelve Months Ended December 31,
	2011	2010	Pro Forma	2011	2010
	Pro Forma	Pro Forma	% Change	Actual	Actual	% Change

REVENUES:
Video	$3,615	$3,672	-1.6%	$3,602	$3,689	-2.4%
Internet	1,711	1,603	6.7%	1,706	1,606	6.2%
Telephone	859	824	4.2%	858	823	4.3%
Commercial	584	490	19.2%	583	494	18.0%
Advertising sales	292	290	0.7%	292	291	0.3%
Other	163	155	5.2%	163	156	4.5%
Total revenues	7,224	7,034	2.7%	7,204	7,059	2.1%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (a)	3,149	3,050	3.2%	3,138	3,064	2.4%
Selling, general and administrative (excluding stock
compensation expense) (b)	1,395	1,389	0.4%	1,391	1,396	-0.4%
Operating costs and expenses	4,544	4,439	2.4%	4,529	4,460	1.5%

Adjusted EBITDA	2,680	2,595	3.3%	2,675	2,599	2.9%

Adjusted EBITDA margin	37.1%	36.9%		37.1%	36.8%

Capital Expenditures	$1,311	$1,203		$1,311	$1,209
% Total Revenues	18.1%	17.1%		18.2%	17.1%

Net loss	$(370)	$(230)		$(369)	$(237)
Loss per common share, basic and diluted	$(3.39)	$(2.03)		$(3.39)	$(2.09)

Net cash flows from operating activities	$1,742	$1,907		$1,737	$1,911
Free cash flow	$488	$712		$483	$710

Footnotes

(a) Operating expenses include programming, service, and advertising sales expenses.
(b) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to consolidated net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

For the year ended December 31, 2011 pro forma revenues rose to $7.224 billion, up 2.7% compared to the prior year as we continued to grow our commercial, Internet and phone businesses and increase sales of bundled services. On an actual basis revenues grew 2.1% to $7.204 billion. Pro forma operating costs and expenses totaled $4.544 billion in 2011, an increase of 2.4% compared to 2010. On an actual basis, operating costs and expenses totaled $4.529 billion, an increase of 1.5% compared to the year-ago period.

Adjusted EBITDA on a pro forma basis was $2.680 billion for the year ended December 31, 2011, an increase of 3.3% compared to 2010. Adjusted EBITDA grew 2.9% on an actual basis to $2.675 billion. Adjusted EBITDA margin improved to 37.1% on a pro forma and actual basis in 2011 compared to adjusted EBITDA margin of 36.9% on a pro forma basis and 36.8% on an actual basis in 2010.

For the year ended December 31, 2011, net loss was $370 million on a pro forma basis and $369 million on an actual basis, compared to $230 million on a pro forma basis and $237 million on an actual basis for the same period last year. Net loss per common share on a pro forma and actual basis was $3.39 for the year ended December 31, 2011, compared to $2.03 on a pro forma and $2.09 on an actual basis during the same period last year.

Property, plant and equipment expenditures for the year ended December 31, 2011 on a pro forma and actual basis were $1.311 billion, compared to $1.203 billion on a pro forma basis and $1.209 billion on an actual basis in the same period last year. During 2012, we currently expect capital expenditures to be between $1.4 billion and $1.5 billion. The higher anticipated expenditures in 2012 relate to accelerated plans for commercial and residential customer growth, investments in our video product to provide for additional HD channels, and further investments in the customer experience, both in systems and the network. The actual amount of our capital expenditures depends on completion of an ambitious activity plan and will be subject to the growth rates of both our residential and commercial businesses.

Net cash flows from operating activities were $1.742 billion on a pro forma basis, compared to $1.907 billion on a pro forma basis in 2010. Net cash flows from operating activities were $1.737 billion on an actual basis, compared to $1.911 billion on an actual basis in 2010.

Free cash flow for the year ended December 31, 2011 was $488 million on a pro forma basis and $483 million on an actual basis, compared to $712 million on a pro forma basis and $710 million on an actual basis in the same period last year. The decrease in free cash flow is primarily due to an increase in cash paid for interest, increases in capital expenditures, and other changes in operating assets and liabilities. Excluding the change in accrued interest, changes in operating assets and liabilities provided $42 million less cash during 2011 driven by one-time benefits in the first half of 2010 post emergence from bankruptcy along with timing of payments in 2011. These decreases in free cash flow in 2011 were partially offset by revenues increasing at a faster rate than cash expenses.

Total principal amount of debt was approximately $12.8 billion as of December 31, 2011. At the end of the year, we had $29 million of cash and cash equivalents (including restricted cash and cash equivalents of $27 million) and availability under our credit facilities of approximately $1.3 billion, including approximately $500 million of the unused portion of Term Loan A as of December 31, which was drawn in February 2012.

In 2011, we returned more than $725 million of capital to shareholders by repurchasing 12.7% of our stock outstanding as of the beginning of the year.

Conference Call

Charter will host a conference call on Monday, February 27, 2012 at 9:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company’s website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 37565542.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on March 12, 2012. The conference ID code for the replay is 37565542.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Form 10-K for the full year ended December 31, 2011 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, adjusted EBITDA less capital expenditures and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, and other expenses, such as special charges, reorganization items and loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA less capital expenditures is defined as Adjusted EBITDA minus purchases of property, plant and equipment. Adjusted EBITDA and adjusted EBITDA less capital expenditures are used by management and the Company’s Board to evaluate the performance of the Company’s business. For this reason, they are significant components of Charter’s annual incentive compensation program. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

The Company believes that adjusted EBITDA and free cash flow provide information useful to investors in assessing Charter’s performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $41 million and $39 million for the three months ended December 31, 2011 and 2010, respectively, and $151 million and $144 million for the twelve months ended December 31, 2011 and 2010, respectively.

In addition to the actual results for the three and twelve months ended December 31, 2011 and 2010, we have provided pro forma results in this release for the twelve months ended December 31, 2011 and for the three and twelve months ended December 31, 2010. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions and sales of cable systems in 2010 and 2011 as if they occurred as of January 1, 2010. Pro forma statements of operations for the twelve months ended December 31, 2011 and for the three and twelve months ended December 31, 2010; and pro forma customer statistics as of December 31, 2010; are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

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Contact:

Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the development and deployment of new products and technologies;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, and digital subscriber line (“DSL”) providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(IN MILLIONS, EXCEPT SHARE DATA)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010		2011	2010
	Actual	Actual	% Change	Actual	Actual	% Change

REVENUES:
Video	$892	$913	-2.3%	$3,602	$3,689	-2.4%
Internet	442	405	9.1%	1,706	1,606	6.2%
Telephone	217	211	2.8%	858	823	4.3%
Commercial	157	129	21.7%	583	494	18.0%
Advertising sales	81	85	-4.7%	292	291	0.3%
Other	45	41	9.8%	163	156	4.5%
Total revenues	1,834	1,784	2.8%	7,204	7,059	2.1%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (a)	794	747	6.3%	3,138	3,064	2.4%
Selling, general and administrative (excluding stock compensation expense) (b)	354	353	0.3%	1,391	1,396	-0.4%
Operating costs and expenses	1,148	1,100	4.4%	4,529	4,460	1.5%

Adjusted EBITDA	686	684	0.3%	2,675	2,599	2.9%

Adjusted EBITDA margin	37.4%	38.3%		37.1%	36.8%

Depreciation and amortization	411	390		1,592	1,524
Stock compensation expense	10	9		35	26
Other operating expenses, net	-	6		7	25

Income from operations	265	279		1,041	1,024

OTHER EXPENSES:
Interest expense, net	(245)	(232)		(963)	(877)
Loss on extinguishment of debt	(19)	(47)		(143)	(85)
Other expense, net	(1)	(1)		(5)	(4)
	(265)	(280)		(1,111)	(966)

Income (loss) before income taxes	-	(1)		(70)	58

Income tax expense	(67)	(84)		(299)	(295)

Net loss	$(67)	$(85)		$(369)	$(237)

Loss per common share, basic and diluted	$(0.63)	$(0.75)		$(3.39)	$(2.09)

Weighted average common shares outstanding, basic and diluted	105,503,936	113,308,253		108,948,554	113,138,461

(a) Operating expenses include programming, service, and advertising sales expenses.

(b) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Fourth Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(IN MILLIONS, EXCEPT SHARE DATA)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010		2011	2010
	Actual	Pro Forma (a)	% Change	Pro Forma (a)	Pro Forma (a)	% Change

REVENUES:
Video	$892	$915	-2.5%	$3,615	$3,672	-1.6%
Internet	442	407	8.6%	1,711	1,603	6.7%
Telephone	217	211	2.8%	859	824	4.2%
Commercial	157	129	21.7%	584	490	19.2%
Advertising sales	81	85	-4.7%	292	290	0.7%
Other	45	41	9.8%	163	155	5.2%
Total revenues	1,834	1,788	2.6%	7,224	7,034	2.7%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	794	749	6.0%	3,149	3,050	3.2%
Selling, general and administrative (excluding stock
compensation expense) (c)	354	354	0.0%	1,395	1,389	0.4%
Operating costs and expenses	1,148	1,103	4.1%	4,544	4,439	2.4%

Adjusted EBITDA	686	685	0.1%	2,680	2,595	3.3%

Adjusted EBITDA margin	37.4%	38.3%		37.1%	36.9%

Depreciation and amortization	411	392		1,598	1,532
Stock compensation expense	10	9		35	26
Other operating expenses, net	-	3		7	22

Income from operations	265	281		1,040	1,015

OTHER EXPENSES:
Interest expense, net	(245)	(232)		(963)	(877)
Loss on extinguishment of debt	(19)	(47)		(143)	(85)
Other expense, net	(1)	(1)		(5)	(4)
	(265)	(280)		(1,111)	(966)

Income (loss) before income taxes	-	1		(71)	49

Income tax expense	(67)	(71)		(299)	(279)

Net loss	$(67)	$(70)		$(370)	$(230)

Loss per common share, basic and diluted	$(0.63)	$(0.62)		$(3.39)	$(2.03)

Weighted average common shares outstanding, basic and diluted	105,503,936	113,308,253		108,948,554	113,138,461

(a) Pro forma results reflect certain sales and acquisitions of cable systems in 2010 and 2011 as if they occurred as of January 1, 2010.

(b) Operating expenses include programming, service, and advertising sales expenses.

(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

December 31, 2011. Pro forma revenues, operating costs and expenses and net loss increased by $20 million, $15 million and $1 million, respectively, for the year ended December 31, 2011.

December 31, 2010.  Pro forma revenues and operating costs and expenses increased by $4 million and $3 million, respectively, and net loss decreased by $15 million for the three months ended December 31, 2010. Pro forma revenues, operating costs and expenses and net loss were reduced by $25 million, $21 million and $7 million, respectively, for the year ended December 31, 2010.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Fourth Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	December 31,
	2011	2010

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2	$4
Restricted cash and cash equivalents	27	28
Accounts receivable, net of allowance for doubtful accounts	272	247
Prepaid expenses and other current assets	69	77
Total current assets	370	356

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	6,897	6,819
Franchises	5,288	5,257
Customer relationships, net	1,704	2,000
Goodwill	954	951
Total investment in cable properties	14,843	15,027

OTHER NONCURRENT ASSETS	392	354

Total assets	$15,605	$15,737

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,153	$1,049
Total current liabilities	1,153	1,049

LONG-TERM DEBT	12,856	12,306

DEFERRED INCOME TAXES	847	568

OTHER LONG-TERM LIABILITIES	340	336

SHAREHOLDERS' EQUITY	409	1,478

Total liabilities and shareholders' equity	$15,605	$15,737

Addendum to Charter Communications, Inc. Fourth Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(67)	$(85)	$(369)	$(237)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	411	390	1,592	1,524
Noncash interest expense	7	20	34	74
Loss on extinguishment of debt	19	46	143	81
Deferred income taxes	65	83	290	287
Other, net	7	14	33	34
Changes in operating assets and liabilities, net of effects from dispositions and acquisitions:
Accounts receivable	(20)	(7)	(25)	-
Prepaid expenses and other assets	5	7	1	22
Accounts payable, accrued expenses and other	(2)	21	38	126
Net cash flows from operating activities	425	489	1,737	1,911

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(327)	(261)	(1,311)	(1,209)
Change in accrued expenses related to capital expenditures	68	15	57	8
Purchase of cable systems	-	-	(89)	-
Other, net	(4)	38	(24)	31
Net cash flows from investing activities	(263)	(208)	(1,367)	(1,170)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,688	358	5,489	3,115
Repayments of long-term debt	(1,427)	(1,282)	(5,072)	(4,352)
Repayment of preferred stock	-	-	-	(138)
Payments for debt issuance costs	(19)	-	(62)	(76)
Purchase of treasury stock	(410)	(6)	(733)	(6)
Other, net	3	(1)	5	(6)
Net cash flows from financing activities	(165)	(931)	(373)	(1,463)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3)	(650)	(3)	(722)
CASH AND CASH EQUIVALENTS, beginning of period *	32	682	32	754
CASH AND CASH EQUIVALENTS, end of period *	$29	$32	$29	$32

CASH PAID FOR INTEREST	$250	$174	$899	$735

* Cash and cash equivalents includes restricted cash and cash equivalents.

Addendum to Charter Communications, Inc. Fourth Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of
	Actual		Pro Forma
	December 31,	September 30,	December 31,
	2011 (a)	2011 (a)	2010 (a)
Footprint
Estimated Homes Passed Video (b)	11,960,100	11,927,600	11,842,900
% Switched Digital Video	86%	80%	63%

Estimated Homes Passed Internet (b)	11,633,800	11,601,900	11,478,600
% DOCSIS 3.0	93%	85%	57%

Estimated Homes Passed Phone (b)	10,871,000	10,839,600	10,637,700

Customers
Residential Customer Relationships (c)	4,875,100	4,872,300	4,899,800
Commercial Customer Relationships (c)	362,400	356,500	350,100
Total Customer Relationships (c)(e)	5,237,500	5,228,800	5,249,900

Residential Non-Video Customers	784,800	736,500	594,000
% Non-Video	16.1%	15.1%	12.1%

Services and Revenue Generating Units (f)
Video (d)	4,090,300	4,135,800	4,305,800
Internet (g)	3,491,800	3,424,100	3,263,200
Phone (h)	1,791,300	1,763,800	1,721,800
Residential PSUs (i)	9,373,400	9,323,700	9,290,800
Residential PSU / Customer Relationships (c)(i)	1.92	1.91	1.90

Video (d)(e)	234,500	235,100	241,900
Internet (g)(j)	162,800	156,000	138,500
Phone (h)	78,900	73,800	59,900
Commercial PSUs (i)	476,200	464,900	440,300

Digital Video RGUs (k)	3,410,400	3,400,900	3,371,300

Total RGUs	13,260,000	13,189,500	13,102,400

Net Additions/(Losses) (l)
Video (d)	(45,500)	(64,800)	(62,200)
Internet (g)	67,700	53,200	32,700
Phone (h)	27,500	10,900	31,400
Residential PSUs (i)	49,700	(700)	1,900

Video (d)(e)	(600)	(4,300)	(4,800)
Internet (g)(j)	6,800	6,900	5,300
Phone (h)	5,100	5,300	5,100
Commercial PSUs (i)	11,300	7,900	5,600

Digital Video RGUs (k)	9,500	4,800	20,000

Total RGUs	70,500	12,000	27,500

Residential ARPU
Video (m)	$72.40	$72.21	$70.34
Internet (m)	$42.61	$42.67	$41.70
Phone (m)	$40.76	$40.96	$41.26
Revenue per Customer Relationship (n)	$106.28	$106.38	$104.09

Total Revenue per Video Customer (o)	$140.69	$137.41	$130.08

Residential Penetration Statistics
Video Penetration of Homes Passed Video (p)	34.2%	34.7%	36.4%
Internet Penetration of Homes Passed Internet (p)	30.0%	29.5%	28.4%
Phone Penetration of Homes Passed Phone (p)	16.5%	16.3%	16.2%

Bundled Penetration (q)	62.3%	61.8%	60.8%
Triple Play Penetration (r)	29.1%	28.8%	28.2%

Digital Penetration (s)	78.9%	77.8%	74.1%
Advanced Digital Penetration (of Digital) (t)	56.5%	55.1%	52.3%
Set-Top-Box per Digital RGU (u)	1.53	1.52	1.50

Pro forma operating statistics reflect certain sales and acquisitions of cable systems in 2010 and 2011 as if such transactions had occurred as of the last day of the respective period for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain other dispositions or acquisitions of assets because those transactions did not significantly impact Charter's revenue and operating costs and expenses.

At December 31, 2010, actual residential video customers, Internet customers, and phone customers were 4,278,400, 3,246,100, and 1,717,000, respectively; actual commercial video customers, Internet customers, and phone customers were 242,000, 138,500, and 59,900, respectively; and actual digital RGUs were 3,363,200.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Fourth Quarter 2011 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account.  On that basis, at December 31, 2011, September 30, 2011 and December 31, 2010, customers include approximately 18,600, 15,500 and 15,700 customers, respectively, whose accounts were over 60 days past due in payment, approximately 2,500, 1,900 and 1,800 customers, respectively, whose accounts were over 90 days past due in payment and approximately 1,400, 1,000 and 1,000 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
“Homes Passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated.  "Homes passed" exclude commercial units passed by our cable distribution network.  These estimates are updated for all periods presented when estimates change.

(c)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive.  This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA).  Commercial customer relationships includes video customers in commercial and multi-dwelling structures, which are calculated on an EBU basis (see footnote (e)) and non-video commercial customer relationships.

(d)	"Video Customers” represent those customers who subscribe to our video services.

(e)
Included within commercial video customers are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis.  We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service.  This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (MSOs).  As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(f)
"Revenue Generating Units" or "RGUs" represent the total of all basic video, digital video, Internet and phone customers, not counting additional outlets within one household.  For example, a customer who receives two types of service (such as basic video and digital video) would be treated as two RGUs, and if that customer added Internet service, the customer would be treated as three RGUs.  This statistic is computed in accordance with the guidelines of the NCTA.

(g)	"Internet Customers" represent those customers who subscribe to our Internet service.

(h)	"Phone Customers" represent those customers who subscribe to our phone service.

(i)	"Primary Service Units" or "PSUs" represent the total of video, Internet and phone customers.

(j)	Prior year commercial Internet customers were adjusted to reflect current year presentation.

(k)	"Digital Video RGUs" include all video customers that rent one or more digital set-top boxes or cable cards.

(l)	"Net Additions/(Losses)" represent the pro forma net gain or loss in the respective quarter for the service indicated.

(m)
"Average Monthly Revenue per Customer" or "ARPU" represents quarterly pro forma revenue for the service indicated divided by three divided by the number of pro forma customers for the service indicated during the respective quarter.

(n)
"Revenue per Customer Relationship" is calculated as total video, Internet and phone quarterly pro forma revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)	"Total Revenue per Video Customer" is calculated as total quarterly pro forma revenue divided by three divided by average pro forma video customers during the respective quarter.

(p)	"Penetration" represents residential customers as a percentage of homes passed for the service indicated.

(q)
"Bundled Penetration" represents the percentage of residential customers receiving a combination of at least two different types of service, including Charter's video service, Internet service or phone.  "Bundled Penetration" does not include residential customers who only subscribe to video service.

(r)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(s)	"Digital Penetration" represents the number of digital video RGUs as a percentage of video customers, including EBUs.

(t)	"Advanced Digital Penetration" represents customers who subscribe to our high-definition and/or digital video recorder services as a % of digital video RGUs.

(u)	"Set-Top-Box per Digital RGU" is calculated as the number of set-top boxes deployed divided by digital video RGUs at the end of the respective period.

Addendum to Charter Communications, Inc. Fourth Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

		Three Months Ended December 31,		Year Ended December 31,
		2011	2010	2011	2010
		Actual	Actual	Actual	Actual

Net loss		$(67)	$(85)	$(369)	$(237)
Plus:	Interest expense, net	245	232	963	877
	Income tax expense	67	84	299	295
	Depreciation and amortization	411	390	1,592	1,524
	Stock compensation expense	10	9	35	26
	Loss on extinguishment of debt	19	47	143	85
	Other, net	1	7	12	29

Adjusted EBITDA (b)		686	684	2,675	2,599
Less:	Purchases of property, plant and equipment	(327)	(261)	(1,311)	(1,209)

Adjusted EBITDA less capital expenditures		$359	$423	$1,364	$1,390

Net cash flows from operating activities		$425	$489	$1,737	$1,911
Less:	Purchases of property, plant and equipment	(327)	(261)	(1,311)	(1,209)
	Change in accrued expenses related to capital expenditures	68	15	57	8

Free cash flow		$166	$243	$483	$710

		Three Months Ended December 31,		Year Ended December 31,
		2011	2010	2011	2010
		Actual	Pro Forma (a)	Pro Forma (a)	Pro Forma (a)

Net loss		$(67)	$(70)	$(370)	$(230)
Plus:	Interest expense, net	245	232	963	877
	Income tax expense	67	71	299	279
	Depreciation and amortization	411	392	1,598	1,532
	Stock compensation expense	10	9	35	26
	Loss on extinguishment of debt	19	47	143	85
	Other, net	1	4	12	26

Adjusted EBITDA (b)		686	685	2,680	2,595
Less:	Purchases of property, plant and equipment	(327)	(261)	(1,311)	(1,203)

Adjusted EBITDA less capital expenditures		$359	$424	$1,369	$1,392

Net cash flows from operating activities		$425	$490	$1,742	$1,907
Less:	Purchases of property, plant and equipment	(327)	(261)	(1,311)	(1,203)
	Change in accrued expenses related to capital expenditures	68	15	57	8

Free cash flow		$166	$244	$488	$712

(a) Pro forma results reflect certain sales and acquisitions of cable systems in 2010 and 2011 as if they occurred as of January 1, 2010.

(b) See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Customer premise equipment (a)	$105	$106	$538	$543
Scalable infrastructure (b)	81	52	346	311
Line extensions (c)	39	29	117	90
Upgrade/Rebuild (d)	8	1	27	21
Support capital (e)	94	73	283	244

Total capital expenditures (f)	$327	$261	$1,311	$1,209

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f) Total capital expenditures includes $75 million and $52 million of capital expenditures related to commercial services for the three months ended December 31, 2011 and 2010, respectively, and $195 million and $138 million for the year ended December 31, 2011 and 2010, respectively.

Addendum to Charter Communications, Inc. Fourth Quarter 2011 Earnings Release